Exhibit 10.1
FIRST AMENDMENT TO
CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) is made and entered into as of the 31st day of July, 2018, among BLUE CAPITAL REINSURANCE HOLDINGS LTD. (the “Company”), and Endurance Investments Holdings Ltd. (the “Lender”).
WHEREAS, the Company and the Lender are parties to that certain Credit Agreement, dated as of May 6, 2016 (the “Credit Agreement”), pursuant to which the Lender has extended credit to the Company on the terms set forth therein;

WHEREAS, the Company and Lender have agreed to extend the Commitment Termination Date (as such term is defined in the Credit Agreement);

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

2.	Amendments to the Credit Agreement.

(a)	The definition of “Commitment Termination Date” is hereby amended to read in its entirety as follows:
“Commitment Termination Date” means the earlier of (a) September 30, 2020 and (b) the date of termination of all of the Commitment Amount pursuant to Section 2.06 or Section 7.01.

(b)
The defined term “Lender” is hereby amended to read “Endurance Investment Holdings Ltd.” and each use of “Endurance Investments Holdings Ltd.” in the Credit Agreement is hereby replaced with “Endurance Investment Holdings Ltd.”

3.No Waiver. Nothing contained herein shall be deemed to (i) constitute a waiver of any Default or Event of Default that may heretofore or hereafter occur or have occurred and be continuing or, except as expressly provided herein, to otherwise modify any provision of the Credit Agreement, or (ii) give rise to any defenses or counterclaims to the Lender’s right to compel payment of the Outstandings when due or to otherwise enforce its rights and remedies under the Credit Agreement.

4.Ratification, etc. Except as expressly amended hereby, the Credit Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect. This First Amendment and the Credit Agreement shall hereafter be read and construed together as a single document, and all references in the Credit Agreement shall hereafter refer to the Credit Agreement as amended by this First Amendment.

5.Governing Law. This First Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this First Amendment, the Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of Bermuda.

6.Counterparts; Integration; Effectiveness. This First Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This First Amendment shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signature of the Company. Delivery of an executed counterpart of a signature page of this First Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this First Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BLUE CAPITAL REINSURANCE HOLDINGS LTD. By: /s/ Michael J. McGuire Name: Michael J. McGuire Title: Chief Executive Officer

ENDURANCE INVESTMENT HOLDINGS LTD. By: /s/ John V. Del Col Name: John V. Del Col Title: Director